                                                                   Exhibit 10.10

                 DEVELOPMENT, MANUFACTURING AND SUPPLY AGREEMENT

This AGREEMENT (the "Agreement") dated as of June 28, 2005 (the "Effective
Date") between Kensey Nash Corporation, a Delaware corporation, having its principal place of business at 55 East Uwchlan Avenue, Exton, PA 19341
(hereinafter referred to as "KNC") and BioMimetic Pharmaceuticals Inc., a
Delaware corporation, having its principal place of business at 389 Nichol Mill
Lane, Franklin, TN 37067 (hereinafter referred to as "BMPI").

     WHEREAS, KNC is a company engaged in the development, marketing and sale of medical devices for a wide variety of applications;

     WHEREAS, KNC has expertise in developing and manufacturing proprietary biomaterials for medical applications and desires to develop products with BMPI under the terms of this Agreement;

     WHEREAS, BMPI has rights in the Field to recombinant platelet derived growth factor ("PDGF", as further defined in Section 1.31) Molecule(s)
(hereinafter referred to as the "Proprietary Molecule(s)") and certain rights to a proprietary tri calcium phosphate ("TCP"); and

     WHEREAS, BMPI desires KNC to develop a delivery matrix and delivery devices utilizing BMPI's Proprietary Molecule(s) to be used in treatment of musculoskeletal tissues including bones, cartilage, tendons and ligaments, and
KNC desires to manufacture such products and sell them to BMPI and BMPI desires to distribute such products under the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements provided herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                 1. DEFINITIONS

1.1. "Act" shall mean the Federal Food, Drug and Cosmetic Act.

1.2. "Approval(s)" shall mean receipt from the FDA or other applicable
     Regulatory Authority of final approval, including any applicable pricing, final labeling or reimbursement approvals, necessary to manufacture, market and sell a Commercial Product in a country of the Territory.

1.3. "Approved Commercial Product" shall have the meaning set forth in Section
     6.1 (e).

1.4. "BMPI Indemnified Party" shall have the meaning set forth in Section 15.1.

1.5. "Claim(s)" shall mean all charges, complaints, actions, suits, proceedings, hearings, investigations, claims and demands.

1.6. "Commercial Product" shall mean any combination of Product and PDGF for distribution to the end user, whether by (a) inclusion in the same package, but not combined; (b) being sold separately but for use together in combination; or (c) being sold as a combined formulation.

1.7. "Confidential Information" shall mean all oral or written information that is disclosed by either party (the "Disclosing Party") to the other party
     (the "Receiving Party"), or that the Receiving

                                  CONFIDENTIAL

     Party becomes aware of as a result of its discussions and work with the
     Disclosing Party, and that is not generally known to the public, including but not limited to, information of a technical nature such as trade secrets; manufacturing processes or devices or know-how; techniques, data, formulas, inventions, discoveries or innovations (whether or not patentable), specifications and characteristics of current products or products under development; research projects, methods and results; matters of a business nature such as information about costs, margins, pricing policies, markets, sales, suppliers and customers; product, marketing or strategic plans; financial information; personnel records and other information of a similar nature, provided, however, that Confidential
     Information shall not include any information that (i) is or becomes public knowledge without breach of the Receiving Party's obligations hereunder;
     (ii) is rightfully acquired by the Receiving Party from a third party that legally acquired the information and is not under a confidentiality restriction on disclosure or use; (iii) was already known to the Receiving
     Party prior to receipt from the Disclosing Party as evidenced by written and dated records; (iv) is independently developed by the Receiving Party;
     (v) is required to be disclosed by law or court order, provided that notice of the requirement is promptly delivered to the Disclosing Party in order to provide the Disclosing Party with an opportunity to challenge or limit the disclosure obligations; or (vi) is disclosed or used following the
     Receiving Party's receipt of express written consent from an authorized representative of the Disclosing Party. The Receiving Party shall have the burden of proof respecting any of the aforementioned events on which the
     Receiving Party relies as relieving it of any confidentiality restrictions hereunder. Written disclosures for which protection is sought must be obviously marked as "Confidential" or "Proprietary" and oral disclosures for which protection is sought must at the outset be clearly identified by the Disclosing Party as Confidential Information and submitted by the
     Disclosing Party in summary form to the Receiving Party, marked as above within thirty (30) days after disclosure; provided, however, that protection under Article 9 shall also be given to information that is not so marked if a reasonable person trained in research, development, manufacturing and marketing within the Field would assume that it is
     Confidential Information. For written information that would not normally appear to constitute confidential information, for the restrictions on
     Confidential Information to apply, a party must mark such information
     "CONFIDENTIAL."

1.8. "Costs of Doing Business" shall mean the usual, customary, and reasonable trade, cash or quantity discounts actually allowed and taken and amounts repaid, or credited by reason of rejections, defects, recalls and returns.

1.9. "Design History File" shall have the meaning set forth in Title 21 of the
     US Code of Federal Regulations, Part 820.

1.10. "Development Plan" shall mean the plan for development and approval by FDA and other Regulatory Authorities of Commercial Products and Products as
     hereinafter defined, as set forth in Schedule A. The parties may modify and amend Schedule A from time to time throughout the Term as required to assure successful commercialization of the Commercial Products.

1.11. "Device Master File" shall mean materials that may be used to provide detailed information to the FDA about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of the
     Products or Material.

1.12. "Disclosing Party" shall have the meaning set forth in Section 1.7.

1.13. "Distributor" shall mean any entity designated by BMPI to advertise, promote, market, distribute and sell the Commercial Products.

1.14. "Evaluation Studies" shall have the meaning set forth in Section 2.2.

1.15. "Feasibility Period" shall have the meaning set forth in Section 2.2.

1.16. "FDA" shall have the meaning set forth in Section 3.7.

1.17. "Field" shall mean treatment of musculoskeletal indications including, bone, cartilage, tendons and ligaments of the skeletal tissue system.

1.18. "First Commercial Sale" shall mean the first sale of Approved Commercial
     Product to an end user or hospital.

1.19. "Governmental Authority" shall mean any court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of (a) any government of any country, (b) any foreign, federal, state, county, city or other political subdivision thereof or (c) any supranational body.

1.20. "Gross Sales" shall mean the amount invoiced by BMPI or any agent, affiliate, or distributor to any end user of Commercial Product in the
     United States, not to include any shipping costs or taxes; plus the gross revenues recognized by BMPI using generally accepted accounting principals
     (consistently applied) for sales of Commercial Product outside the United
     States.

1.21. "Initial Term" shall have the meaning set forth in Section 2.1.

1.22. "Injectable Products" **

1.23. "Intellectual Property" shall mean all inventions, discoveries and innovations (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent rights, patent applications and invention disclosures, together with all reissues, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, all registered or unregistered trademarks, trade names and service marks, including all goodwill associated therewith, and copyrights, and all applications and registrations for any of the foregoing owned or controlled by or issued to BMPI or KNC, and any trade secrets and know-how, in each case relating to the Commercial Products in the Field in the Territory.

1.24. "KNC Indemnified Party" shall have the meaning set forth in Section 15.2.

1.25. "Letter of Reference" shall mean a letter addressed to the FDA authorizing
     BMPI to reference KNC's Master File for support in regulatory filing for
     Commercial Product.

**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

1.26. "Losses" shall mean any and all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses, and expenses (including without limitation court costs, interest and reasonable fees of attorneys, accountants and other experts) incurred by or awarded to third parties and required to be paid to third parties with respect to a Claim by reason of any judgment, order, decree, stipulation or injunction, or any settlement subject to the indemnification provisions of this Agreement, together with all documented out-of-pocket costs and expenses incurred in complying with any judgments, orders, decrees, stipulations and injunctions that arise from or relate to a Claim of a third party.

1.27. "Material" shall mean a KNC-developed proprietary collagenous biomaterial whose collagen component contains solely bovine closed-herd collagen in compliance with the specifications set forth in Schedule B.

1.28. "MDR" shall have the meaning set forth in Section 4.5(h).

1.29. "Net Sales Price" shall **

1.30. "Net Sales" shall mean Gross Sales of Commercial Product less any Costs of
     Doing Business.

1.31. "PDGF" shall mean a PDGF molecule comprised of two chains connected by disulfide bonds with each of these chains consisting of one of the following forms of PDGF: PDGF-A; PDGF-B; PDGF-C; or PDGF-D.

1.32. "Post Term Supply" shall have the meaning set forth in Section 2.1.

1.33. "Product Drawing" shall mean a drawing illustrating or defining the packaging configuration and related details for any Commercial Product.

1.34. "Product Specifications" shall mean the specifications detailing the various Products, as shown in Schedule C.

1.35. "Product Warranties" shall have the meaning set forth in Section 11.1.

1.36. "Product(s)" shall mean the Injectable Products, Putty Products and the
     Sheet Products.

1.37. "Proprietary Molecule(s)" shall have the meaning set forth above in the preamble.

1.38. "Purchase Orders" shall have the meaning set forth in Section 5.3.

1.39. "Putty Products" **

1.40. "Purchase Commitment" shall have the meaning set forth in Section 4.5(e).

**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

1.41. "QSR" shall mean the Quality System Regulation promulgated by the FDA under the Act or other applicable regulatory agencies of countries in which the Commercial Product will be sold as of the time of manufacture of the applicable Commercial Products; including ISO 13485, the European Union
     Council Medical Device Directives (the "EU Medical Device Directives"), and
     the Quality System Regulations as described in 21 CFR Part 820.

1.42. "Receiving Party" shall have the meaning set forth in Section 1.7.

1.43. "Regulatory Authority" shall mean an authority or authorities designated or otherwise recognized by a government for regulatory purposes in connection with protection and safety of the public health (e.g., FDA,
     Notified Bodies, Health Canada, EMEA) in any country where Commercial
     Product is to be sold.

1.44. "Renewal Term" shall have the meaning set forth in Section 2.1.

1.45. "Rolling Forecast" shall have the meaning set forth in Section 4.5(e) and shall resemble the example in Schedule E.

1.46. "Royalty" shall have the meaning set forth in Section 6.2.

1.47. "Sheet Products" shall mean the sheet form carrier made from the Sheet
     Technology which may incorporate BMPI's TCP, as set forth in the Product
     Specifications in Schedule C.

1.48. "Sheet Technology" shall mean **

1.49. "Submission" shall have the meaning set forth in Section 3.6.

1.50. "Term" shall have the meaning set forth in Section 2.1.

1.51. "Territory" shall mean worldwide.

1.52. "Transfer Price" shall mean the price paid by BMPI to KNC for the Product, as set forth in Section 5.1 hereof.

1.53. "USPTO" shall mean the United States Patent and Trademark Office.

                                     2. TERM

2.1  Term. This Agreement shall commence on the Effective Date and, unless earlier terminated as provided herein, continue for ten (10) years from the date of BMPI's First Commercial Sale of the Commercial Products (the
     "Initial Term"). The Initial Term shall be automatically extended for two
     (2) additional two (2) year terms (the "Renewal Terms"), unless written notice of any party's intention not to extend is provided by either party at least twelve (12) months prior to the expiration of the Initial Term or a Renewal Term (the Initial Term and the Renewal Terms are collectively referred to as the "Term"); however, should any such notice of non-renewal be given by KNC, KNC shall supply Product(s) for an additional twelve (12)
     months following the expiration of the then

**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

     current Term (the "Post Term Supply"). Notwithstanding the foregoing, if the First Commercial Sale has not occurred within seven (7) years of the
     Effective Date, the Agreement will automatically terminate unless otherwise agreed to by the parties in writing.

2.2  Feasibility Period. Notwithstanding the foregoing Section 2.1, during the period commencing on the Effective Date and continuing until December 31,
     2005 or until the specified tests are completed and assessed, whichever is earlier, (the "Feasibility Period"); BMPI will evaluate the suitability of the Putty Products and/or Injectable Products to produce Commercial
     Products. Such evaluation will consist of the following studies (the
     "Evaluation Studies"):

          a.   Efficacy Study: wherein the success criteria is defined as evidenced by "enhanced regeneration of bone" in at least one of the following studies:

               o    Rat Fracture Model: 5 week duration with evaluation of
                    success by one or more of the following tests: micro CT,
                    Histology or biomechanical tests.

               o    Rabbit Distal Femoral Condyle Implantation Study, where
                    evaluation of success will be measured by one or more of the following tests: micro CT or histology (it is contemplated that this study may be changed to a more beneficial study, with corresponding endpoints, any such change must be agreed to by both parties).

               o    Distraction Osteogenesis Study, where evaluation of success will be measured by radiographic and histologic analysis.

          b.   In Vitro Elution Study: wherein the success criteria are defined as release of the PDGF in a profile of twenty-five (25) to seventy (70) percent release within seven days, and greater than ninety percent (90%) within thirty (30) days.

          c.   Manufacturing Capability Verification and Development Material
               Acceptability - where BMPI will review KNC's ability to
               manufacture contemplated Products in accordance with applicable
               QSR, and forecasted capacity requirements. Moreover, all
               developmental studies shall be performed with Materials that are representative of those to be used in Commercial Product and BMPI shall have the opportunity to review such information, with such review to include a physical audit of KNC, pursuant to the commercial audit process as prescribed in Section 7.8 of this
               Agreement.

          d.   In-Vitro Cell Culture Analysis, wherein the success criteria are defined as the ability of osteoblast cells to grow on the
               Material, and the demonstrated release of biologically active
               PDGF from the Material as measured by the stimulation of cell replication.

          e.   Injectability, **

     At the conclusion of the Feasibility Period or Evaluation Studies, whichever occurs first, the parties will determine whether the Products are likely to be used successfully in combination with PDGF.

**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

     If the parties determine that the Development Plan and Products are capable of producing Commercial Products by meeting at least one of the defined success criteria under Section 2.2(a) and the success criteria of Sections
     2.2(b), 2.2(d), and 2.2(e), and the Criteria of Section 2.2(c), this
     Agreement shall continue in full force and effect according to its terms and conditions; otherwise, either party shall have the right, but not the obligation, to terminate this Agreement.

                             3. DEVELOPMENT PROGRAM

3.1  Development Roles. Subject to the terms of this Agreement, KNC agrees, in consultation with BMPI, to work in good faith to develop the Products in accordance with a Development Plan to be agreed to by the parties and as incorporated as Schedule A. KNC and BMPI will jointly define the Commercial
     Products' specifications to meet market requirements. KNC will conduct engineering, research and development, and manufacturing of Products **.
     BMPI will advise and provide feedback on product development progress, including medical input to provide assistance in the definition of the end-user product requirements and marketing specifications. The parties shall confer to update the Development Plan, as necessary, regarding the on-going exchange of proprietary information, the resources to be devoted to the development of the Commercial Products, scheduling of meetings, estimated development timetables, milestones, testing of prototypes, and timing of deliverables. Except as otherwise set forth herein or in the
     Development Plan, each party shall pay its own expenses incurred in performing its obligations under the Development Plan.

3.2  Design Review and Design Control. BMPI is developing, for regulatory purposes, products termed by the US FDA as 'combination products'. The responsibilities for Design Review and Design Control are shared responsibilities between Development and Commercialization programs and activities. For regulatory purposes, BMPI shall maintain overall responsibility for the Design History Files of all Commercial Products. KNC
     agrees, in consultation with BMPI, to provide the necessary studies to support the Design History File subject to Section 3.6.

3.3  Project Leader. Each party shall appoint a Project Leader who shall be responsible for the day-to-day development efforts being conducted under this Agreement as set forth in the Development Plan. The Project Leader for each party shall be responsible for ensuring that the programmatic, technical, reporting, financial, and administrative responsibilities for the party are performed in compliance with this Agreement and shall participate as necessary to facilitate the integration of the efforts being conducted.

3.4  Efforts. Each party will use commercially reasonable efforts, and will devote sufficient time, attention and qualified personnel, to meet the delivery dates for any deliverables and other matters agreed to in the
     Development Plan in accordance with this Agreement. The parties will provide each other with such technical support relating to the development of the Commercial Products as reasonably necessary for the parties to develop the Commercial Products. The parties acknowledge that in connection with the development of the Commercial Products, each of the parties may need access to certain Confidential Information of the other party that will be subject to the confidentiality provisions set forth in Article 9 hereof. Each party agrees to notify the other promptly of any factor, occurrence, or event coming to its attention that may affect that party's

                                        7

**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

     ability to meet the requirements of the Development Plan or the development program generally, or that is likely to cause any material delay in the delivery of deliverables.

3.5  Personnel and Resource Commitment. During the course of the development program, each party will commit an appropriate amount of personnel and other resources as reasonably necessary to meet the requirements of the
     Development Plan. During the course of the Development Program, representatives of the parties shall meet at times and places mutually agreed upon to discuss the progress and results as well as any ongoing plans or changes to the Development Plan.

3.6  Sharing of Data. KNC shall provide BMPI with sufficient data and information as specified by BMPI to support regulatory submissions and correspondence to all regulatory authorities relating to the Commercial
     Product or the development program, provided, however, that prior to sharing such data, KNC may redact the proprietary manufacturing information related to its respective proprietary materials and processes. To the extent that such redacted information is required by such authority, KNC may submit the information directly to said authority. In such cases KNC will provide BMPI with a Letter of Reference for the filed information.
     Each party agrees to provide the other with copies of all abstracts, presentations, journal manuscripts and related materials relating to the development program intended for publication ("Submission") at least thirty
     (30) days prior to the proposed date for presenting the Submission to a third party, for review and comment. Each party agrees to delete specific portions of Submissions that consist of Confidential Information of the other party or are otherwise necessary to protect the patentability of such disclosure. Upon review of the Submission, the receiving party will have the option to extend the timing of the Submission for up to an additional sixty (60) days to allow for filing of patents or other documents necessary to protect intellectual property that would be disclosed as a result of the
     Submission.

3.7  Regulatory Approval of the Commercial Products. BMPI shall have primary responsibility for obtaining all necessary U.S. and foreign Approvals for the Commercial Products for use, sale, marketing and distribution, including the performance of animal trials. If human clinical trials are necessary to obtain Approval, BMPI shall manage the study and KNC shall provide the Product at its expense. Without limiting the generality of the foregoing, BMPI shall make all necessary submissions in the U.S. with the
     United States Federal Food and Drug Administration, any successor agency thereto ("FDA") and all other Regulatory Authorities under the BMPI name.
     BMPI shall provide to KNC copies of any written communications to or from the FDA or other Regulatory Authority specific to KNC's Device Master File or other document filed with such Regulatory Authority by KNC, promptly after any such communications are sent or received, and redacted of any proprietary information. In the event FDA or other Regulatory Authority requests additional information from BMPI specific to a KNC filing for a
     Commercial Product or Product, BMPI shall advise KNC of the estimated date by which it will respond to such request, and the date that the response is submitted. KNC will cooperate with BMPI to the extent KNC's participation is reasonably necessary or appropriate in order for BMPI to procure such
     Approval. Without limiting the generality of the foregoing, KNC will make available to BMPI, without charge, tangible written information in KNC's possession and control that is required to prepare a submission for
     Approval, as BMPI may reasonably request, and as is reasonably necessary to obtain Approval. All information provided by KNC hereunder shall be presented in a form which satisfies the requirements of applicable FDA and other Regulatory Authority guidelines and/or regulations for such types of submissions seeking Approval. Notwithstanding the foregoing, in the case of sensitive

                                        8

     confidential or proprietary manufacturing or other information in a Device
     Master File or comparable document, KNC may instead agree to provide such information directly to the FDA or other applicable regulatory body, as the case may be, or to an independent third party agent of its choosing which is reasonably acceptable to BMPI, and shall respond directly (or through its independent agent) to any questions or inquiries from such agency or body regarding the information. KNC shall provide to BMPI copies of any written communications to or from the FDA or other Regulatory Authority, and notify BMPI of any oral communications with the FDA or other Regulatory
     Authority, relating to a Device Master File or other document filed with such Regulatory Authority, promptly after any such communications are sent or received, and redacted of any proprietary information. In the event FDA or other Regulatory Authority requests additional information from KNC, KNC shall advise BMPI of the estimated date by which it will respond to such request, and the date that the response is submitted. In addition, KNC shall have no duty to disclose any of its proprietary information to any
     Regulatory Authority or any other party, unless the Regulatory Authority in question provides for the protection of such proprietary information from disclosure in a manner substantially similar to that provided by the FDA.

3.8  Additional Products. From time to time, the parties may agree to jointly develop additional Product configurations to be used in future Commercial
     Products. In such event, the parties shall update the Development Plan or execute an addendum to this Agreement. Such update or addendum shall describe the additional Commercial Product configurations and the modifications to the Development Plan required to support the development of such additional Product and Commercial Product configurations.

                         4. COMMERCIALIZATION AND SUPPLY

4.1  BMPI shall have the exclusive right to distribute and sell the Commercial
     Products in the Territory during the Term of this Agreement and any Post
     Term Supply period as described in Section 2.1. Except as provided in
     Section 14.4, KNC shall be the exclusive manufacturer and supplier of the
     Products in the Territory during the Term of this Agreement.

4.2  The parties acknowledge that KNC maintains a biomaterials business and supplies products to companies that manufacture and/or develop products that may compete with the Commercial Products. The parties acknowledge that
     BMPI maintains a broad regenerative medicine business and performs work with suppliers of other biomaterials based products that may compete with the Products or Commercial Products. Subject to the limitations on use of the joint Intellectual Property set forth in Article 8 and exclusive rights set forth in Section 4.1 herein, nothing in this Agreement shall preclude
     KNC or BMPI from continuing to conduct such business during the Term of this Agreement, or thereafter.

4.3  BMPI may use Distributors in the commercialization of the Commercial
     Products, provided that BMPI shall be responsible for monitoring such
     Distributors, so that the terms of this Agreement are met.

                                        9

4.4  KNC agrees to:

          a.   use best efforts to ensure that the Product will be manufactured, packaged, labeled, and stored in accordance with the QSR.

          b.   use commercially reasonable best efforts to supply BMPI with
               BMPIs projected Rolling Forecast requirements (pursuant to
               Subsection 4.5(e)) of Product;

          c.   use commercially reasonable best efforts to deliver Product hereunder on the scheduled delivery dates as set forth in the relevant Purchase Orders described in Section 5.3; provided, however, it will not be considered a breach of this Agreement if at least 85% of a delivery which conforms to Product
               Specifications is made within sixty (60) days following the date originally agreed upon for delivery. Any shortage greater than ten percent (10%) made against an accepted Purchase Order will be delivered as soon as is practicable.

          d.   supply BMPI with Product manufactured in material compliance with
               QSR's;

          e.   obtain written approval from BMPI prior to implementing any changes to the Product manufacturing process, raw materials, testing, systems, equipment, procedures, software, or facilities if Section 4.4(j) herein is invoked, otherwise written approval shall be requested for changes which, in KNC's reasonable
               judgment may impact safety, quality, or effectiveness of
               Commercial Product, which approval shall not be unreasonably withheld, conditioned or delayed; if an MDR reportable event, as described in CFR Part 803, to a patient treated with the
               Commercial Product is found to be the result of a change in the processes used by KNC for the manufacture of the Product, or
               Commercial Product produced by KNC, and the change was not pre-approved by BMPI prior to implementation, then the
               indemnification provided by BMPI as described in Section 15.2
               (ii) to KNC shall not apply to such event;

          f.   obtain written approval from BMPI prior to implementing changes to Product Drawings or Product Specifications;

          g.   investigate diligently, at BMPIs request, complaints or adverse events which relate to manufacture, sterilization, or packaging issues, and report back to BMPI within seventy-two (72) hours of being notified by BMPI of a MDR reportable events, or within ten
               (10) days of being notified of any other complaint;

          h.   provide to BMPI any complaints KNC receives relating to the
               Product or Commercial Product, including notice of any adverse events within three business days of their receipt;

          i.   KNC will **, except as noted in Section 4.5(j); and

          j.   to follow cGMP regulations as described in 21 CFR Part 211 as it relates to the manufacture and supply of the Products, provided that, and for any Product component where the FDA specifically directs that such regulations must be implemented by KNC with respect to the Product component of the Commercial Products, or in the event that

                                       10

**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

               KNC agrees to take on any handling of the PDGF such that these regulations are required to be implemented by the FDA.

4.5  BMPI agrees to:

          a.   timely provide KNC, at no charge, with sufficient amounts of
               BMPI's TCP, and any required Proprietary Molecule(s), in order to enable KNC to satisfy its manufacturing and delivery obligations with respect to the Products;

          b.   commercialize the Commercial Product in the United States within twelve (12) months from the time of receipt of Approval in the
               United States;

          c.   market and sell the Commercial Product in the Field only for the indication approved on the Commercial Product labeling;

          d.   be solely responsible for the cost and implementation of all marketing, sales, promotional and related activities concerning the marketing, sale and promotion of the Commercial Products in the Territory;

          e.   provide KNC with rolling twelve (12) month forecasts of BMPI's requirements of Product ("Rolling Forecast"), inclusive of quantities of samples and demo materials to be purchased by BMPI.
               Such forecasts shall be prepared in good faith and provided on a monthly basis. The first three months of any twelve month Rolling
               Forecast shall be accompanied by firm Purchase Orders to purchase
               Product and shall be considered a purchase commitment ("Purchase
               Commitment") and each subsequent Rolling Forecast's Purchase
               Commitment shall not exceed the prior Purchase Commitment by more than twenty five (25) percent. The final 9 months of any Rolling
               Forecast (which do not constitute a "Purchase Commitment") may not increase by more than twenty-five percent (25%) cumulatively.
               An example of the maximum increase in forecast is attached as
               Schedule E, for purposes of illustration only. BMPI may at any time cancel all or any portion of any Purchase Commitment, provided that BMPI reimburses KNC for inventory costs as required under Section 4.5(f), which shall be KNC's sole remedy for BMPI's cancellation.

          f.   reimburse KNC for any and all unrecovered inventory costs of raw materials, components, and finished Product, should any such inventory become obsolete or unusable in the manufacture of
               Product (a) within a four month period subsequent to a Purchase
               Order reduced by fifty (50%) percent or more or a cancelled
               Purchase Order by BMPI, (b) in the event quantities of Product under Purchase Orders provided by BMPI are less than fifty percent (50%) of any Rolling Forecast for any three month period, or (c) if such inventory becomes obsolete due to changes in processing and/or Product Specifications caused solely by BMPI;
               provided however that (i) should such changes in processing and/or Product Specifications be the result of changes initiated or necessitated by KNC, KNC shall not be reimbursed by BMPI, (ii)
               KNC will attempt to minimize any losses associated with such obsolete or unusable inventory, and (iii) KNC will reduce the
               Transfer Price of any Product provided to BMPI that contains inventory for which KNC has been reimbursed per

                                       11

               this Section 4.5(f), (iv) KNC raw material inventory and
               purchases of same and its production scheduling shall be
               consistent with the requirements of such Rolling Forecast;

          g.   be solely responsible for the cost of any Commercial Product and
               Product redesign, which varies from the Product Specification established prior to the First Commercial Sale. If a Product redesign following the First Commercial Sale results in material and labor costs either higher or lower from what is anticipated in the Product Specification as established prior thereto,
               Transfer Prices of the redesigned Product shall be adjusted accordingly, provided, however, if any such redesign resulting in higher costs is necessitated solely by KNC, all associated costs will be born by KNC;

          h.   investigate diligently all adverse events of which BMPI has knowledge or awareness, related to any application which
               incorporates Commercial Product, and promptly report such
               occurrences to KNC. BMPI shall be responsible for the cost and execution of all medical device reporting ("MDR") in accordance with 21 CFR Part 803 and all vigilance reporting required in the markets where Commercial Products are sold;

          i.   provide to KNC any complaints BMPI receives relating to the
               Commercial Product, including notice of any adverse events, within three business days of their receipt;

          j.   fund sterilization validations where: (1) Product manufactured and sterilized by KNC contains PDGF as a component of the final manufacturing process; or (2) the sterilization validation requirements include the sterilization by KNC of the PDGF or packaging materials directly in contact with the PDGF. Such funding shall include the cost of follow-up audits and shipping studies required by a Regulatory Authority of any final Product configuration., In addition, such funding shall be subject to separate negotiation between the parties, regarding the price, responsibility, and extent thereof;

          k.   except as otherwise set forth herein, be solely responsible for all necessary Approvals to market the Commercial Products
               including any re-approvals required due to, among other things, drawing and specification changes; and

          1.   include reference to KNC's role as the manufacturer and developer on all packaging of Products and Commercial Products and any marketing materials related thereto, in form and substance reasonably acceptable to KNC and consistent with applicable regulatory requirements.

                                       12

                         5. ORDERING, PRICE AND PAYMENTS

5.1  Initial Transfer Price. BMPI shall pay the Transfer Price listed in
     Schedule D for each Product, for the Commercial Products developed under the Development Plan. Notwithstanding the foregoing, Product forecasted in advance and specified for use as **. No royalty payments as described in
     Section 6.2 will be due on materials provided for use as demonstration, training, or non-saleable samples.

5.2  Transfer Price Adjustment. Except as provided in 4.5(g), the Transfer
     Prices may be adjusted from time to time throughout the Term of the
     Agreement for factors such as, but not limited to, changes in raw material costs, labor costs, regulatory costs, or product liability costs., However, such adjustment shall not exceed, unless otherwise agreed, the consumer price index for the Philadelphia metropolitan area, as published by the
     U.S. Department of Labor, Bureau of Labor Statistics. If price adjustments are related to changes in the Product Specifications requested by BMPI, KNC will propose new pricing which will be negotiated in good faith and will be effective immediately upon shipment of Products meeting the new Product
     Specifications. Such pricing adjustments will occur no more than annually by so notifying BMPI in writing. KNC shall include in its notification a detailed justification for all adjustments. Such adjusted Transfer Price shall be reflected in any KNC invoices issued for Product shipped after the date of adjustment.

5.3  Purchase Orders. BMPI shall provide KNC with firm written purchase orders
     ("Purchase Orders") for Product in accordance with the lead-times set forth in Product Specifications and consistent with Purchase Commitments;
     provided, that BMPI shall have the right, with reasonable lead-times prior to the date of manufacture, and with the consent of KNC which shall not be unreasonably withheld, to issue binding, written change orders to increase or decrease the quantity of such Purchase Orders provided that any such changes comport with Section 4.5(e), herein. BMPI agrees to accept partial shipments of Product should it, for any commercially reasonable reason, become necessary to ship in advance of order completion. KNC shall use its commercially reasonable efforts to comply with any reasonable revisions to
     Purchase Order requirements that exceed the permitted revisions allowed under Section 4.5(e).

5.4  Acknowledgment. Within five (5) business days after receipt of a written
     Purchase Order from BMPI, KNC shall acknowledge such receipt in writing and confirm whether the order can be supplied, delivery dates, and destinations.

5.5  Review of Rolling Forecast. Within fifteen (15) business days after receipt of a Rolling Forecast, KNC shall notify BMPI of any prospective problems that KNC is aware of which are likely to prevent KNC from meeting BMPI's forecasted requirements.

5.6  Shipping. KNC shall ship Product to the location(s) designated by BMPI
     F.O.B. Exton, Pennsylvania, in accordance with the shipment packaging materials and shipping method specified by BMPI. BMPI shall pay the actual documented cost of shipping Product to BMPI facilities. BMPI shall be responsible for all insurance, custom's charges and taxes related to shipping and the distribution of the Product. Title to and risk of loss for all Product sold hereunder shall pass from

                                       13

**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

     KNC to BMPI at the time of loading for shipment at KNC's facility. BMPI shall determine shipping method and shall bear full responsibility for its shipping method choice for Product.

5.7  Invoices. KNC shall invoice (net 30 day terms) BMPI for the aggregate
     Product and any Commercial Product, which it manufactures, upon shipment to
     BMPI, and BMPI shall pay each invoice within such thirty (30) day period.
     KNC may impose a late payment service charge of 1.5% per month on invoices not paid when due. All payments shall be in United States currency.

                      6. ADDITIONAL PAYMENTS AND REPORTING

6.1  Milestone Payments. BMPI agrees to make the following Milestone Payments to
     KNC:

          a.   ** upon the Effective Date;

          b.   ** no later than thirty (30) days following the conclusion of the
               Feasibility Period unless this Agreement is terminated pursuant to Section 2.2 or 14.2(ii);

          c.   ** upon the first enrollment of a patient in a pivotal (Phase
               III) clinical trial for US Approval for a Commercial Product;

          d.   ** upon the filing of the first PMA for US Approval of the first
               Commercial Product;

          e.   ** upon receipt of Approval for marketing of the first Commercial
               Product in the United States from the FDA (generally "Approved
               Commercial Product") for open and/or closed fractures via an open approach;

          f.   ** upon receipt of Approval for marketing of the first Approved
               Commercial Product for percutaneous applications of such Approved
               Commercial Product for closed fractures;

          g.   ** upon the First Commercial Sale of the first Approved
               Commercial Product as noted in 6.1(e), above;

          h.   ** upon the one-year anniversary of the First Commercial Sale of the first Approved Commercial Product for use in procedures as noted in 6.1 (e), above;

          i.   ** upon the First Commercial Sale of the first Approved
               Commercial Product as noted in 6.1(f), above;

          j.   ** upon the one-year anniversary of the First Commercial Sale of the first Approved Commercial Product, as noted in 6.1(f), above;

          k.   ** upon the First Commercial Sale of the first Approved
               Commercial Product for tendon or ligament injury treatment;

                                       14
**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

          l.   ** upon the one-year anniversary of the First Commercial Sale of the first Approved Commercial Product for tendon or ligament injury treatment.

     If BMPI (i) fails to make any Milestone Payment within forty-five (45) days of the occurrence of the specified event, and (ii) does not cure such failure to pay within thirty (30) days of receiving notice of such failure from KNC, KNC will have the option but not the obligation to terminate this
     Agreement. Upon such termination, KNC shall be relieved of all obligations to BMPI under this Agreement.

6.2  Royalties. BMPI shall pay KNC a quarterly royalty of ** of the Net Sales of the Commercial Products (the "Royalty"), with such Royalty being consideration for the incorporation of KNC's Intellectual Property, including patents, and Know How. Such Royalty shall only be due on the
     Commercial Product, whether sold in combination or packaged separately. No
     Royalty shall be due on additional components that may be combined with the
     Commercial Product to form a bundled product.

6.3  Reports and Accounting. BMPI will report preliminary sales quantities and dollars with respect to its sales of the Commercial Products on a monthly basis, within ten (10) business days of the end of each calendar month. In addition, BMPI shall deliver to KNC, within forty-five (45) days after the end of each calendar quarter, reasonably detailed written accountings of
     Net Sales of Commercial Product for such calendar quarter and units sold during such quarter. Such quarterly reports shall indicate, on a country by country basis, (i) Gross Sales, (ii) Net Sales and (iii) Net Sales Price
     for the Commercial Products. When BMPI delivers such accounting to KNC, it shall also deliver any payments coming due under this Article 6 during such calendar quarter.

6.4  Review of Records. BMPI shall keep complete and accurate records of the latest three (3) years relating to Net Sales. For the sole purpose of verifying payments hereunder, KNC shall have the right annually, at KNC's expense, to review such records in the location(s) where such records are maintained by BMPI upon reasonable notice and during regular business hours and under obligations of confidence as provided in Article 9. If a review reflects an underpayment, such underpayment shall be promptly remitted by
     BMPI to the KNC. If the underpayment is equal to or greater than five percent (5%) of the amount that was otherwise due, BMPI agrees that it shall pay all of the costs of such review.

6.5  Currency and Method of Payments; Late Payments. All payments under this
     Agreement shall be made in United States dollars by transfer to such bank account as KNC may designate from time to time. Any payments due hereunder with respect to sales outside of the United States shall be payable in U.S.
     Dollars; provided, however, that if any payment applied to BMPI's Net
     Sales is received by BMPI in a foreign currency, such amount shall be converted monthly to United States funds at the rate published by Reuters on the last Wednesday of the month in which such Net Sales occurred (or such other publicly available source as BMPI may subsequently utilize generally in its currency accounting procedures, in which case BMPI shall provide notice to KNC promptly of any such change).

                                       15
**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

6.6  Tax Withholding. BMPI shall use all reasonable and legal efforts to reduce required tax withholding on payments made to KNC hereunder. Notwithstanding such efforts, if BMPI reasonably concludes that tax withholdings under the laws of any country are required with respect to payments to KNC, it shall withhold the required amount and pay it to the appropriate Governmental
     Authority, and shall promptly provide KNC with original receipts or other evidence reasonably required and sufficient to allow KNC to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits.

                  7. QUALITY CONTROL AND REGULATORY COMPLIANCE

7.1  Each delivery of Product or Commercial Product manufactured by KNC shall be accompanied by KNC's Certificate of Conformance and Certificate of
     Analysis, the generic form of which is attached as Schedule F.

7.2  Except as provided herein, BMPI shall accept all Product, and Commercial
     Product manufactured by KNC, delivered in accordance with the terms and conditions of this Agreement. BMPI may reject:

          (i) all or any portion of any shipment of product if such shipment does not conform in any material respect with the Product
          Specifications, or

          (ii) a shipment that is less than eighty five percent (85%) of the quantities requested in the Purchase Order (except as specified in
          4.4(c)), or

          (iii) any portion of the shipment in excess of the quantities requested in the Purchase Order if such shipment exceeds such ordered quantities by more than fifteen percent (15%).

     In order to reject a shipment or portion thereof, BMPI must within thirty
     (30) days of receipt of shipment provide KNC with a statement of rejection which:

          (i) gives KNC a reasonably detailed statement of BMPI's reasons for rejection, and

          (ii) provides KNC with product samples demonstrating the purported nonconformance, and

          (iii) requests that KNC either remedy or provide a reasonable plan to promptly remedy such nonconformance.

     If no such statement is received by KNC then BMPI shall be deemed to have accepted the shipment of product. In the event of timely rejection by BMPI,
     KNC shall, within five (5) business days after receipt thereof, notify BMPI whether it accepts BMPI's notice of nonconformity or it shall be deemed to accept such notice. However, if KNC disagrees with any purported nonconformity by BMPI, then both parties agree to cooperate in good faith and make every reasonable effort to resolve the disagreement. If KNC confirms BMPI's rejection, KNC shall, at its sole expense and option, and in a reasonably prompt manner, either replace the nonconforming Product or
     Commercial Product with conforming Product or Commercial Product, or refund to BMPI the purchase price

                                       16

     thereof or credit such amounts if not already paid. No product shall be returned to KNC without KNC's written prior permission, and then only in a manner and to the destination prescribed by KNC. In no event shall KNC be liable to BMPI for special, indirect, or consequential damages. KNC shall provide written instructions for disposition of rejected product and cover all associated disposal or return shipping costs within thirty (30) days.

7.3  If the parties hereto fail to agree as to whether a delivered quantity of
     Product meets its agreed Product Specifications, then the parties shall cooperate to have the Product in dispute analyzed by a qualified independent testing laboratory jointly selected by KNC and BMPI. The following provisions shall apply with respect to the results indicated by such independent laboratory:

          a.   If the Product is determined to have met its Product
               Specifications, then BMPI shall bear the costs of the independent laboratory testing and shall accept the shipment of such Product and promptly pay for such Product if not yet paid; or

          b.   If the Product is determined not to meet its Product
               Specifications, then KNC promptly shall bear the cost to replace the affected quantity, or refund amounts paid or credit such amounts if not yet paid, as outlined in Section 7.2(a) and KNC shall bear the costs of the independent laboratory testing.

7.4  In the event of an audit by a Regulatory Authority at BMPI which involves any Commercial Product, BMPI shall notify KNC of such audit promptly after receiving notice thereof, but no less than within one week thereof.
     Pursuant to such notice of audit, KNC shall supply BMPI with quality control documents related to the Product portion of the Commercial Product, within three business days from a request by BMPI (or alternatively, KNC shall agree to provide any proprietary information directly to such agency or body within three business days, and shall respond to any inquiries regarding such information with such Regulatory Authority).

7.5  KNC shall promptly notify BMPI whenever a request for a plant inspection is received from the FDA or other Regulatory Authority that relates in any way to Product or Commercial Product, and shall promptly advise BMPI of any scheduled or unscheduled Product or Commercial Product related FDA or other
     Regulatory Authority inspection and the results thereof. A copy of Form 483 observations or other applicable reports, which apply to Product or
     Commercial Product and are redacted as deemed necessary by KNC to protect proprietary information, shall be supplied to BMPI upon its request, within three business days of the request. KNC, at KNC's sole expense, shall promptly take steps to remedy any valid deficiencies found by the FDA or other Regulatory Authority inspectors relating to the manufacture, sterilization and packaging of Product or Commercial Product, and to respond in writing to the Form 483 observations. KNC shall provide BMPI with a copy of its responses to any Form 483 observations relating to the
     Products or Commercial Products in advance of their submission to FDA, redacted of any proprietary information, and shall notify BMPI of the date such responses are filed with the FDA.

7.6  In the event that either KNC or BMPI determines that a recall of any one or more Commercial Product is necessary for any reason, KNC or BMPI, as applicable, shall so notify the other party in writing. BMPI shall not conduct a voluntary recall of Commercial Product without prior full consultation with KNC regarding the ramifications, costs and regulatory strategies associated with

                                       17

     such a recall; provided however that BMPI shall have full discretion, authority and responsibility to conduct a recall.

7.7  BMPI and KNC shall assist and cooperate with each other in giving effect to any "Recall," as that term is defined in 21 CFR 810.2. KNC shall be responsible for the cost of Commercial Product and Product replacements of any Recall caused by KNC's shipment of Products or Commercial Products that did not meet Product Specifications and the costs associated with return and reshipment including, without limitation, any costs associated with the shipment and reshipment and replacement of such Commercial Products and
     Products. KNC shall have no other obligations with respect to such Recalls, except as may be provided for in Section 15.1. BMPI shall, however, bear all costs and expenses of any recall caused by Commercial Product design, selection of materials, misrepresentations (including deceptive or misleading advertising or sales practices) or other acts causing a Recall to occur, including, without limitation, costs of notifying customers and costs associated with the shipment and reshipment and replacement of such
     Commercial Products.

7.8  KNC shall provide BMPI (or a third party designated by BMPI) access to its sites and quality system records for the purpose of auditing and reviewing the sites for compliance with the requirements (the "Review") of Section
     4.4(d). Any information obtained by BMPI as a result of such Review shall be subject to the provisions of Article 9 hereof. Such Review shall be made during regular business hours, with at least thirty (30) days notice, and such Review may be conducted no more frequently than once per calendar year, and one time during the twelve (12) months following any Termination or expiration hereof. KNC shall respond to any findings under such Review in writing within thirty (30) days, unless otherwise agreed; additionally,
     BMPI shall have the right to re-Review any specific records to establish that any findings have been corrected. To the extent that KNC reasonably believes that providing BMPI with access to such sites would compromise
     KNC's obligations of confidentiality to third parties or require the disclosure of trade secrets, KNC shall grant such access to an independent third party designated by BMPI in its reasonable discretion, and reasonably acceptable to KNC, to conduct such audit. Any report furnished by such third party to BMPI shall be subject to the provisions of Article 9 herein and KNC shall have the right to review any such report and redact any information it deems a trade secret or the disclosure of which would violate such confidentiality obligations, prior to the release of said report to BMPI.

7.9  KNC shall cooperate with BMPI to provide any authorizations, documents, information, testing protocols and procedures in KNC's possession subject to Sections 3.6, 3.7 and 7.8, or take such other actions, which BMPI may reasonably request in order to obtain or maintain any registration, approval, clearance, certification or other authorization with or from any federal, state, local or foreign government agency or any self-regulatory body (or alternatively, KNC shall agree to provide any proprietary information directly to such agency or body in the form of a Device Master
     File or comparable document, and shall respond directly to any inquiries regarding such information with such agency or body in accordance with
     Section 3.6). BMPI agrees to fund information development and preparation, should such information not be in KNC's possession or readily available.

7.10 Each party shall keep and maintain complete and accurate records necessary for regulatory compliance for a period of at least five (5) years after the expected life of the Commercial Product

                                       18

     or Product or ten (10) years from the date of creation (whichever is less), including all records that ensure the ability to perform complete lot tracing of Commercial Products.

                         8. INTELLECTUAL PROPERTY RIGHTS

8.1  KNC and BMPI acknowledge the exclusive right, title, interest and goodwill in and to each trademark, trade name or other Intellectual Property right owned by the other party. Neither KNC nor BMPI will, at any time or in any way, do or cause to be done any act, or omission, or thing to challenge, contest or in any way impair the right, title, and interest of the other party. Except as otherwise provided in this Agreement, KNC and BMPI shall not in any manner represent that either has any rights in or to any trademark, trade name or other Intellectual Property right of the other party and each acknowledges that the permitted use of any trademark, trade name or other Intellectual Property right of the other shall not create any ownership right, title, or interest in or to any trademark, trade name or other Intellectual Property right of the other party.

8.2  It is anticipated that during the Term of the Agreement, one or more inventions will be made by one or both of the parties hereto within the
     Field of the Agreement and in furtherance of performance under this
     Agreement. Inventorship of all such inventions shall be determined in accordance with the patent laws of the United States without regard to the jurisdiction where such inventions or rights thereto exists, were conceived, discovered, created, made, developed, reduced to practice or otherwise perfected. Inventions made solely by persons employed or owing a duty to assign to BMPI shall be owned solely by BMPI. Inventions made solely by persons employed or owing a duty to assign to KNC shall be owned solely by KNC. Inventions made jointly by one or more persons from each of
     BMPI and KNC, that is, at least one inventor from each party as defined by
     USPTO procedures, shall be considered to be joint inventions and are to be subject to the following Sections 8.3, 8.4 and 8.5.

8.3  Once a joint invention has been identified, the parties shall meet and confer with a view toward determining the best way to protect and exploit such invention. The parties shall at all times proceed in good faith in this undertaking and shall determine which of the two parties is in the best position to effect application and prosecution of patents arising from such inventions. The party decided upon as being most appropriate to control submission and prosecution of patents for an invention shall have the obligation to secure appropriate U.S. and international patent protection. Apportionment of costs attendant to such protection shall also be decided. In determining the appropriate party to control patent submission and prosecution related to a joint invention, the parties shall be mindful of the commercial capabilities of the parties to bring the invention to the marketplace. The likelihood that FDA or other regulatory approval may be needed in order to secure commercialization shall also be a factor considered in this evaluation. In general, though not in absolute, improvements to each party's existing Intellectual Property in the form of continuations or continuations-in-part to filed, patent applications or issued patents shall be owned and assigned to such existing Intellectual
     Property's owner. Each party will, if reasonably requested, sign all documents and do all acts and deeds necessary or desirable to perfect the rights of joint inventions.

8.4  Notwithstanding any other clause of this Agreement, any Intellectual
     Property arising out of this Agreement, where jointly developed by BMPI and
     KNC, regardless of whether letters patent are applied for or received by one party or the other (the "Joint IP"), shall be deemed to be jointly

                                       19

     owned and available for use to both BMPI and KNC; however, such use shall be royalty-free and (i) co-exclusive (usable only with each other) in the
     Field and (ii) non-exclusive outside the Field, subject to a proprietary rights limitation (the "Right(s) Limitation"), wherein either party shall grant an exclusive limited license for use outside the Field in any Joint
     IP to the other party, subject to the following Rights Limitation: BMPI shall have the exclusive royalty-free right to use the Joint IP to the extent that the Joint IP covers, protects, or claims, the use of the then existing Proprietary Molecule, and wherein KNC shall have the exclusive royalty-free right to use the Joint IP to the extent that the Joint IP covers, protects, or claims, the use of the Material.

8.5  In the event that the parties are unable to agree upon how control and exploitation of a joint invention shall be accomplished, the parties agree to submit the matter to non-binding mediation. Such mediation, if required, shall be undertaken by a single individual, jointly agreed upon by KNC and
     BMPI, who is registered to practice before the U.S. Patent and Trademark
     Office, who is skilled in the chemical, biological and medical arts, and who is familiar with whatever regulatory considerations attend the field most closely related to the invention in question. The fees for such mediator shall be shared equally by the parties. No written record of the mediation shall be kept save as the same is reflected in the ensuing control and exploitation agreement.

8.6  BMPI and KNC will each be individually responsible for prosecuting and defending against patent infringement lawsuits with regard to their respective patent positions. The costs of defense of any patent resulting from a joint invention shall be borne equally by both parties if both parties shared in the prosecution expenses for same, and the rewards shall be shared equally. Any party not contributing to such costs for defense of a joint invention shall forfeit its right to any reward.

                           9. CONFIDENTIAL INFORMATION

9.1  The parties agree:

          a.   To receive and hold all Confidential Information in strict confidence and to disclose such Confidential Information only to its employees and representatives who have a need to know the
               Confidential Information. Without affecting the generality of the foregoing, the Receiving Party will exercise no less care to safeguard the Confidential Information than it exercises in safeguarding its own Confidential Information and will be
               responsible for any breach of the provisions of Article 9 by its employees and representatives (including its employees who, subsequent to the first disclosure of Confidential Information, become former employees);

          b.   That the Receiving Party shall not, directly or indirectly, disclose or use the Confidential Information, in whole or in part, for any purposes other than those contemplated herein.
               Without affecting the generality of the foregoing, the Receiving
               Party shall not, directly or indirectly, disclose any such
               Confidential Information to any third party or use the
               Confidential Information for the benefit of any third party;

          c.   That neither party shall, without the prior written consent of the other party, disclose to any third party Confidential
               Information and or any of the terms, conditions or other facts with respect to the business relationship of the parties. Any approved disclosure made shall be

                                       20

               no more extensive than is necessary to meet the minimum
               requirement imposed on the party making such disclosure;

          d.   That money damages may not be a sufficient remedy for a breach of this Article 9 and that the non-breaching party may be entitled to equitable relief (including, but not limited to, a temporary restraining order or an injunction or specific performance), without posting bond or establishing monetary damages, in the event of any breach of the provisions of this Article 9;

          e.   The furnishing of Confidential Information hereunder shall not constitute or be construed as a grant of any express or implied license or other right, or a covenant not to sue or forbearance from any other right of action by the Disclosing Party to the
               Receiving Party under any of the Disclosing Party's patents or other Intellectual Property rights;

          f.   Upon the Disclosing Party's request at any time, or upon
               termination or expiration of this Agreement, the Receiving Party shall immediately return or destroy all written, graphic and other tangible forms of the Confidential Information (and all copies thereof) in the Receiving Party's possession or control except for one copy which may be retained by the party's legal counsel for legal archival purposes only; and

          g.   The obligations of the Receiving Party regarding disclosure and use of Confidential Information shall survive the termination of this Agreement and shall continue for five (5) years after the date of termination of this Agreement.

                                  10. PUBLICITY

10.1 During the Term and thereafter, except as required by applicable law, neither party shall, without securing the prior written consent of the other party, release the terms of this Agreement to any third party or publicly announce the terms of this Agreement. During the Term and thereafter, either party may disclose the existence and general nature of this Agreement in press releases, shareholder reports, quarterly and annual corporate reports, Securities and Exchange Commission filings and public or private equity offerings. In addition, either party may provide a copy of this Agreement as part of a due diligence review in connection with a merger, an acquisition, or a public or private equity offering, so long as such review is under the auspices of an appropriate confidentiality agreement. Any announcements, press releases or similar publicity with respect to the execution of this Agreement or the transfer of monies including royalty and milestone payments shall be agreed upon among the parties in advance of such announcement, and shall not include information that either party reasonably deems inappropriate for disclosure.

                       11. WARRANTIES AND REPRESENTATIONS

11.1 Subject to the provisions set forth in this Section 11.1 and Section 11.7,
     KNC warrants: (i) that all Product delivered hereunder shall conform in all material respects to Product Specifications at the time of shipment; (ii)
     that all Product, or Commercial Product manufactured by KNC, shall be manufactured substantially in accordance with (a) QSR, (b) the pertinent rules and regulations of the FDA and (c) the EU Medical Device Directive;
     and (iii) that no Product, or Commercial Product

                                       21

     manufactured by KNC, delivered hereunder shall at time of shipment be adulterated or misbranded within the meaning of the Act, or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, provided such laws are constituted and effective at the time of such delivery (collectively, the "Product Warranties"). These
     Product Warranties shall be null and void and shall not apply to any
     Product, or Commercial Product manufactured by KNC, which is in any way altered, modified, damaged or replaced by any person other than KNC or which is abused or misused, whether intentionally or accidentally.

11.2 BMPI and KNC each represent and warrant that, with respect to their respective Intellectual Property contributed to the development and manufacture of Commercial Products hereunder, the development, manufacture, use or sales of any Commercial Product manufactured according to Product
     Specifications will not knowingly constitute or create an infringement of any United States or non-United States patent, copyright, trademark or other proprietary right or trade secret, be it registered or otherwise, arising under federal, state or other law and/or regulation.

11.3 BMPI represents and warrants that it is and will remain in material compliance with all applicable laws and Regulatory Authorities and governmental Approvals affecting the use, possession, distribution, labeling, advertising and all forms of promotion in connection with the sale and distribution of Commercial Product, and that it and its representatives will use their best efforts to not use or make any deceptive, misleading, manipulative or intentionally or recklessly inaccurate marketing or advertising materials, packaging, presentations or statements.

11.4 Each party represents and warrants that it is and will remain in material compliance with all applicable federal, state and local laws, regulations and orders as they may apply to this Agreement.

11.5 KNC and BMPI each represent and warrant for itself that (i) it is duly incorporated and validly existing and in good standing under the laws of the state of its incorporation, (ii) it has the full right, power, and authority to execute and perform this Agreement, (iii) this Agreement does not conflict with or otherwise result in a breach of any agreement to which such party is a party or to which it is bound, and (iv) this Agreement represents a valid, legally binding obligation of it, enforceable against it in accordance with its terms.

11.6 EXCEPT FOR THE WARRANTIES EXPRESSLY MADE IN THIS ARTICLE 11, NEITHER PARTY
     MAKES ANY OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED.
     SPECIFICALLY, KNC MAKES NO WARRANTIES, EXPRESS OR IMPLIED, OF
     MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE EVEN WHEN THE USE OR
     PURPOSE IS KNOWN TO KNC.

11.7 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED ELSEWHERE IN THIS AGREEMENT, NEITHER
     PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT,
     CONSEQUENTIAL OR SPECIAL DAMAGES IN CONNECTION WITH OR ARISING OUT OF THIS
     AGREEMENT, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS OR REVENUES,
     WHETHER ARISING IN CONTRACT (INCLUDING WITHOUT LIMITATION BREACH OF
     CONTRACT OR BREACH OF WARRANTY), IN TORT (INCLUDING WITHOUT LIMITATION
     NEGLIGENCE AND STRICT LIABILITY), OR ANY OTHER

                                       22

     THEORY OF RELIEF, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES AND
     EVEN IF AS A RESULT ANY REMEDY ARISING HEREUNDER OR UNDER APPLICABLE LAW
     FAILS FOR ITS ESSENTIAL PURPOSE.

                                 12. ASSIGNMENT

12.1 Neither party may assign or transfer this Agreement, in whole or in part, to a third party without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.
     For purposes of this Agreement, the transfer to a party of all or substantially all of its assets or the transfer of a majority of its outstanding voting stock or a merger with or into another entity which effects a change of control shall be deemed to be permitted assignment of this Agreement.

12.2 This Agreement will bind and inure to the benefit of the respective successors and permitted assigns, whether so expressed or not.

                                  13. INSURANCE

13.1 KNC and BMPI shall each obtain and maintain at all times during the Term following the First Commercial Sale, product liability insurance in the amount of at least $1 million per occurrence and $10 million umbrella coverage and shall deliver to the other party a certificate evidencing such insurance.

                                 14. TERMINATION

14.1 In addition to any other rights of termination granted to KNC in this
     Agreement, KNC shall have the right, but not the obligation, to terminate this Agreement upon sixty (60) days written notice by certified mail to
     BMPI under the following circumstances, unless the circumstances are remedied or cured within said sixty (60) day notice period:

          i.   if any amounts invoiced to BMPI and due KNC are unpaid;

          ii.  if BMPI declares bankruptcy, BMPI makes an assignment for the benefit of its creditors, if any proceedings take place for reorganization or arrangement for the appointment of a receiver or trustee to take possession of BMPI's assets, or any other proceeding under law for the entry of an order for the relief of creditors shall be instituted which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within forty-five (45) days from the entry thereof or if BMPI shall become insolvent; or

          iii. if BMPI materially breaches its obligations under this Agreement.

14.2 In addition to any other rights of termination granted to BMPI in this
     Agreement, BMPI shall have the right, but not the obligation, to terminate this Agreement upon sixty (60) days written notice by certified mail to KNC under the following circumstances, unless the circumstances are remedied or cured within said sixty (60) day notice period:

                                       23

          i.   if KNC declares bankruptcy, KNC makes an assignment for the benefit of its creditors, if any proceedings take place for reorganization or arrangement for the appointment of a receiver or trustee to take possession of KNC's assets, or any other proceeding under law for the entry of an order for the relief of creditors shall be instituted which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within forty-five (45) days from the entry thereof or if KNC shall become insolvent; or

          ii.  if KNC materially breaches its obligations under this Agreement.

14.3 Upon termination or expiration of this Agreement for any reason, including the end of the Term as defined in Section 2, nothing herein shall be construed to release either party from any obligation, which matured prior to the effective date of termination, or which by their terms are intended to continue.

14.4 If during the Term, including any Post-Term Supply, KNC intentionally discontinues supply of Product for any reason other than pursuant to
     Section 14.1, KNC shall: (1) supply BMPI with two years of Material at
     KNC's then current list price based upon the most recent Purchase
     Commitment amount, and (2) ** for the balance of the then existing Term, but in no case less than three (3) years from the date of discontinuation of supply.

                               15. INDEMNIFICATION

15.1 KNC agrees to indemnify, defend and hold BMPI and any of its officers, directors, affiliates, employees, sales agents, successors and permitted assigns (each, an "BMPI Indemnified Party") harmless from and against any and all Claims of third parties for any Losses arising out of or resulting from: (i) the failure of KNC to ship Product, or Commercial Product
     Manufactured by KNC, that meets the Product Specifications or that is not manufactured in compliance with QSR or other applicable laws and regulations; (ii) any KNC breach of a representation, warranty, covenant or obligation in this Agreement; (iii) the infringement or misappropriation of any patent, trade secret, copyright or other proprietary right for a
     Product, or Commercial Product Manufactured by KNC, based on the
     Intellectual Property of KNC; or (iv) any gross negligence, recklessness or wrongful intentional acts or omissions of KNC or its representatives, directors, officers, employees and agents, in connection with the activities contemplated under this Agreement, in each case, only to the extent such Claims listed in Section 15.1 (i - iv) are not (a) due to the gross negligence, recklessness or wrongful intentional acts or omissions of a BMPI Indemnified Party, or (b) otherwise subject to indemnification under
     Section 15.2.

15.2 BMPI agrees to indemnify, defend and hold KNC and any of its officers, directors, affiliates, employees, sales agents, successors and permitted assigns (each, a "KNC Indemnified Party") harmless from and against any and all Claims of third parties for any Losses arising out of or resulting from: (i) any actual or alleged defects in the design of any Commercial
     Product and/or the BMPI-provided Product Specifications or Product
     Drawings; (ii) the use of any Product (in clinical

                                       24

**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

     trials or otherwise) or Commercial Product, whether used singly or in combination with other products, which resulted in harm, injury or death of any person, subject to KCN providing Product that met the specifications established for the Product, (iii) any BMPI breach of a representation, warranty, covenant or obligation in this Agreement; (iv) the infringement or misappropriation of any patent trade secret, copyright, or other proprietary right for a Commercial Product based on the Intellectual
     Property of BMPI (v) any gross negligence, recklessness or wrongful intentional acts or omissions of BMPI or its representatives, directors, officers, employees and agents, in connection with the activities contemplated under this Agreement, including without limitation any deceptive, misleading, manipulative or intentionally or recklessly inaccurate marketing or advertising practices; or (vi) BMPI's advertising, promoting, marketing, distributing and selling activities of Commercial
     Product that are not in accordance with law or regulation, in each case, only to the extent such Claims listed in Section 15.2 (i - iv) are not (a)
     due to the gross negligence, recklessness or wrongful intentional acts or omissions of a KNC Indemnified Party, or (b) otherwise subject to indemnification under Section 15.1.

15.3 To receive the indemnities contained in this Section 15, the party entitled to indemnification hereunder (the "Indemnified Party") must provide the party obligated to provide indemnification hereunder (the "Indemnifying
     Party") with (i) reasonably prompt notice in writing of any such Claim or action, (ii) information and reasonable assistance, at the Indemnifying
     Party's expense, as necessary or appropriate to defend or settle such Claim or action, and (iii) full authority to defend or settle the Claim or suit.
     The Indemnified Party shall have the right to employ separate counsel and participate in the defense of any Claim or action, at its own expense.
     Except as provided in the last sentence of this Section 15.3, the
     Indemnified Party may not settle any Claim or action under this Section 15 on behalf of the Indemnifying Party without first obtaining the
     Indemnifying Party's written permission, and so long as the Indemnifying
     Party is diligently conducting a defense as provided herein, it shall not be liable for the attorneys' fees or expenses of the Indemnified Party. If an Indemnified Party provides notice of a Claim that is subject to indemnification in accordance herewith and is not notified within ten (10)
     days that the Indemnifying Party intends to defend such Claim, the
     Indemnified Party shall be entitled to defend, settle and/or compromise such Claim, subject to the indemnification provided for herein. Nothing in this provision, however, shall permit either party to enter into a settlement that imposes an obligation on the other party requiring them to take any affirmative action or refrain from any act, unless such other party consents to such settlement.

                          16. MISCELLANEOUS PROVISIONS

16.1 Independent Contractor. Neither party shall have the right, power or authority to assume or create any obligations or responsibility expressed or implied, on behalf of, or in the name of, the other party, or to bind the other party in any manner or to any extent whatsoever, without the prior written approval and acceptance of the other party. Each of the parties hereto is an independent contractor for the purposes of this
     Agreement and nothing contained herein shall be deemed or construed to create the relationship of agency, partnership or joint venture or any other association except that of an independent contractor relationship.

16.2 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on each party only if

                                       25

     such amendment or waiver is set forth in a writing executed by such parties. Waiver of a breach of the Agreement shall not constitute a waiver of any other subsequent breach of the Agreement. The waiver of any provision of this Agreement shall not constitute a continuing waiver of that provision or a waiver of any other provision of this Agreement.

16.3 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when sent by facsimile transmission with acknowledged returned receipt, personally delivered or mailed by overnight mail, return receipt requested. Notices demands and communications will, unless another address or individual is specified in writing, be sent to the addresses set forth as follows:

          If to BMPI:       BioMimetic Pharmaceuticals, Inc.
                            389 Nichol Mill Lane
                            Franklin, TN 37067
                            Attention: President

          With a copy to:   BioMimetic Pharmaceuticals, Inc.
                            389 Nichol Mill Lane
                            Franklin, TN 37067
                            Attention: General Counsel

          If to KNC:        Joseph W. Kaufmann
                            President and CEO
                            Kensey Nash Corporation
                            55 East Uwchlan Avenue
                            Exton, PA 19341

          With a copy to:   Jeffrey C. Kelly
                            Director of Legal Affairs
                            Kensey Nash Corporation
                            55 East Uwchlan Avenue
                            Exton, PA 19341

16.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

16.5 Complete Agreement. This Agreement and the documents referred to herein contain the complete agreement between the parties and supersede all prior understandings, agreements and

                                       26

     representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

16.6 Counterparts. This Agreement may be executed in one or more counterparts all of which taken together will constitute one and the same instrument.

16.7 Governing Law. The law of the State of Delaware will govern, without regard to the conflicts of law provisions thereof, all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

16.8 Headings. Section headings used in this Agreement are for convenience only and form no part or in any way modify or define the text of meaning or any provision of this Agreement.

16.9 Force Majeure. Neither party shall be liable or deemed in default for failure to perform any duty or obligation that such party may have under this Agreement where such failure has been directly or indirectly caused by any act of God, fire, war, or any other cause outside the reasonable control of that party, and occurring without its fault or negligence, including without limitation, delivery of nonconforming or defective material or equipment, interruptions of transportation or happening of unforeseen acts of misfortune, or casualty by which performance hereunder is delayed or prevented. The party whose performance has been so interrupted shall give the other party prompt notice of the interruption and the cause thereof, and shall use its commercially reasonable efforts to resume full performance of this Agreement as soon as possible.

16.10 Arbitration.

          a.   The parties will attempt in good faith to resolve through
               negotiation any dispute, claim or controversy arising out of or relating to this Agreement. Any party may initiate negotiations by providing written notice in letter form to the other party, setting forth the subject of the dispute and the relief
               requested. The recipient of such notice will respond in writing within five (5) business days with a statement of its position on and recommended solution to the dispute. If the dispute is not resolved by this exchange of correspondence, then representatives of each party with full settlement authority will meet at a mutually agreeable time and place within ten (10) business days of the date of the initial notice in order to exchange relevant information and perspectives, and to attempt to resolve the dispute. If the dispute is not resolved by these negotiations, the matter will be submitted to the American Arbitration
               Association ("AAA") for resolution.

          b.   Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement,
               interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in Wilmington, Delaware. The arbitration shall be administered by AAA pursuant to its
               then-current Comprehensive Arbitration Rules. Judgment on any arbitration award may be entered in any court having jurisdiction thereof and shall be final and binding upon the parties.

                                       27

          c.   Notwithstanding the foregoing, nothing in this Section 16.10 shall be construed as limiting in any way the right of a party to seek injunctive relief with respect to any actual or threatened breach of this Agreement from a court of competent jurisdiction.

16.11 Remedies. Unless otherwise expressly stated, any remedy expressly provided for herein shall not be deemed to be a limitation on any remedy for any such situation or occurrence.

     IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized representatives as of the date first written above.

BIOMIMETIC PHARMACEUTICALS INC.         KENSEY NASH CORPORATION

By: /s/ Samuel E. Lynch                 By: /s/ Joseph W. Kaufmann
    ---------------------------------       ------------------------------------
    Samuel E. Lynch, DDS                    Joseph W. Kaufmann

           Kensey Nash Corporation and BioMimetic Pharmaceuticals Inc.
                 DEVELOPMENT, MANUFACTURING AND SUPPLY AGREEMENT
                               Dated JUNE 28, 2005

                                   SCHEDULE A

The Development Plan shall be inserted as soon as practicable.

BMPI /s/ Samuel E. Lynch                KNC /s/ Joseph W. Kaufmann
     --------------------------------       ------------------------------------

                                  CONFIDENTIAL

           Kensey Nash Corporation and BioMimetic Pharmaceuticals Inc.
                 DEVELOPMENT, MANUFACTURING AND SUPPLY AGREEMENT
                               Dated JUNE 28, 2005

                                   SCHEDULE B

Material Specification shall be inserted as soon as practicable.

BMPI /s/ Samuel E. Lynch                KNC /s/ Joseph W. Kaufmann
     --------------------------------       ------------------------------------

           Kensey Nash Corporation and BioMimetic Pharmaceuticals Inc.
                 DEVELOPMENT, MANUFACTURING AND SUPPLY AGREEMENT
                               Dated June 28, 2005

                                   SCHEDULE C

                             PRODUCT SPECIFICATIONS

                                   Page 1 of 2

                                                                    LOT RELEASE
       SPECIFICATION                  PRODUCT REQUIREMENT          REQUIREMENT**
---------------------------   ----------------------------------   -------------

1.   Product                  TBD

2.   Configuration            Putty form matrix, Sheet form
                              matrix, and Injectable Form Matrix

3.   % Nitrogen by Kjeldahl   **
     method*                                                             X

4.   Hydroxyproline by wet    **
     chemistry method*                                                   X

5.   Mineral Particle Size    TBD
     by X method

6.   Mineral Content by X     **                                         X
     method

7.   Collagen Ash Content     **
     by Gravimetric method*

8.   pH

9.   Endotoxin Content by
     LAL method*                                                         X

10.  Injectability
     (injectable product
     only)                                                               X

11.  Solids by gravimetric    TBD                                        X
     method*

12.  Heavy Metals by AA*      **

BMPI /s/ Samuel E. Lynch                KNC /s/ Joseph W. Kaufmann
     --------------------------------       ------------------------------------

**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

           Kensey Nash Corporation and BioMimetic Pharmaceuticals Inc.
                 DEVELOPMENT, MANUFACTURING AND SUPPLY AGREEMENT
                               Dated June 28, 2005

                                                                    LOT RELEASE
       SPECIFICATION                  PRODUCT REQUIREMENT          REQUIREMENT**
---------------------------   ----------------------------------   -------------

13.  Sterility (USP)          Gamma sterilized at a minimum dose
                              of 25 kGy (max TBD)                         X

14.  Size                     3 cc deliverable doses

                              5 cc deliverable doses

                              10 cc deliverable doses

15.  Package Configuration    Package integrity must meet
                              applicable regulatory requirements
                              to include, but not limited to, EN
                              868 and ISO 11607. Specific
                              package design will be developed
                              collaboratively by BMPI and KNC.

16.  Package Integrity        All seals have minimum strength of
                              0.75 lb./linear in.

17.  Expiration Date          A minimum of 2 years expiry date
                              (final TBD)

18.  Storage                  Ambient temperature

*    Test methods are subject to change.

**   Lot release testing results will be provided on each
     Certificate of Conformance

NOTES:

lead times to be added

These Product Specifications are preliminary, and are to be finalized on a
Product by Product basis

These Lot Release Criteria are to be finalized on a Product by Product Basis

BMPI /s/ Samuel E. Lynch                KNC /s/ Joseph W. Kaufmann
     --------------------------------       ------------------------------------

           Kensey Nash Corporation and BioMimetic Pharmaceuticals Inc.
                 DEVELOPMENT, MANUFACTURING AND SUPPLY AGREEMENT
                              Dated JUNE 28, 2005

                                   SCHEDULE D

                                 TRANSFER PRICE

                      COMBINED ANNUAL UNIT VOLUME PRICING *

---------------------------------------------------------------------
                       **          **          **            **
                      Units       Units       Units      and greater
---------------------------------------------------------------------
Product Size and
Configuration **
---------------------------------------------------------------------
   3 cc Putty          **          **          **            **
---------------------------------------------------------------------
   5 cc Putty          **          **          **            **
---------------------------------------------------------------------
   10 cc Putty         **          **          **            **
---------------------------------------------------------------------
 3 cc Injectable       **          **          **            **
---------------------------------------------------------------------
 5 cc Injectable       **          **          **            **
---------------------------------------------------------------------
10 cc Injectable       **          **          **            **
---------------------------------------------------------------------
      Sheet            TBD         TBD         TBD           TBD
---------------------------------------------------------------------

*    Any combination of product configurations purchased annually.

**   Volume after hydration with PDGF

BMPI /s/ Samuel E. Lynch                KNC /s/ Joseph W. Kaufmann
     --------------------------------       ------------------------------------

**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

           Kensey Nash Corporation and BioMimetic Pharmaceuticals Inc.
                DEVELOPMENT, MANUFACTURING AND SUPPLY AGREEMENT
                               Dated JUNE 28, 2005

                                   SCHEDULE E

                       EXAMPLE OF ROLLING FORECAST GROWTH

            Shows Maximum Allowed Rate of Twenty-Five Percent Growth

---------------------------------------------------------------------
  MONTH    1    2    3    4    5    6    7    8    9    10   11   12
---------------------------------------------------------------------

Month 1
Planning
Forecast  **   **   **   **   **   **   **   **   **   **   **    **
---------------------------------------------------------------------
Month 2
Planning
Forecast       **   **   **   **   **   **   **   **   **   **    **
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Month 3
Planning
Forecast            **   **   **   **   **   **   **   **   **    **
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Month 4
Planning
Forecast                 **   **   **   **   **   **   **   **    **
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Month 5
Planning
Forecast                      **   **   **   **   **   **   **    **
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Planning
Forecast                           **   **   **   **   **   **    **
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Planning
Forecast                                **   **   **   **   **    **
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Planning
Forecast                                     **   **   **   **    **
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Month 9
Planning
Forecast                                          **   **   **    **
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Month 10
Planning
Forecast                                               **   **    **
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Month 11
Planning
Forecast                                                    **    **
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Month 12
Planning
Forecast                                                          **
---------------------------------------------------------------------

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  MONTH    13    14    15    16    17    18
--------------------------------------------------------------------------

Month 1
Planning
Forecast
--------------------------------------------------------------------------
Month 2
Planning
Forecast   **
--------------------------------------------------------------------------
Month 3
Planning
Forecast   **    **
--------------------------------------------------------------------------
Month 4
Planning
Forecast   **    **    **
--------------------------------------------------------------------------
Month 5
Planning
Forecast   **    **    **    **
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Month 6
Planning
Forecast   **    **    **    **    **
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Month 7
Planning
Forecast   **    **    **    **    **    **
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Month 8
Planning
Forecast   **    **    **    **    **    **    **
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Month 9
Planning
Forecast   **    **    **    **    **    **    **    **
--------------------------------------------------------------------------
Month 10
Planning
Forecast   **    **    **    **    **    **    **    **    **
--------------------------------------------------------------------------
Month 11
Planning
Forecast   **    **    **    **    **    **    **    **    **    **
--------------------------------------------------------------------------
Month 12
Planning
Forecast   **    **    **    **    **    **    **    **    **    **    **
--------------------------------------------------------------------------

**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

*    The first three months of each planned forecast are considered firm, pursuant to Section 4.5(e).

BMPI /s/ Samuel E. Lynch                KNC /s/ Joseph W. Kaufmann
     --------------------------------       ------------------------------------

           Kensey Nash Corporation and BioMimetic Pharmaceuticals Inc.
                DEVELOPMENT, MANUFACTURING AND SUPPLY AGREEMENT
                               Dated JUNE 28, 2005

                                   SCHEDULE F

                           CERTIFICATE OF CONFORMANCE

                                       AND

                            CERTIFICATE OF ANALYSIS

Certificate examples are to be added as soon as practicable.

The C of C shall include the Lot Release Criteria, as defined in Schedule C.

BMPI /s/ Samuel E. Lynch                KNC /s/ Joseph W. Kaufmann
     --------------------------------       ------------------------------------

                                  CONFIDENTIAL